NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, April 28, 2023

LyondellBasell Reports First Quarter 2023 Earnings

First Quarter 2023 Highlights
•Net Income: $474 million, $822 million excluding identified items(a)
•Diluted earnings per share: $1.44 per share; $2.50 per share excluding identified items, an improvement of more than 90% relative to the fourth quarter 2022
•EBITDA: $1.1 billion, $1.5 billion excluding identified items
•Net cash provided by operating activities: $482 million; $5.1 billion over trailing 12 months
•Achieved 89% cash conversion(a) and 12% return on invested capital(a) over trailing 12 months
•Returned $459 million to shareholders through dividends and share repurchases in the first quarter
•Launched new strategy targeting net income(b) of $6.3 billion and $10 billion of normalized EBITDA(a)(b) by 2027
•Successfully started up the world's largest propylene oxide plant
•Achieved 70% of target to procure at least half of global electricity from renewable sources by 2030

Comparisons with the prior quarter and first quarter 2022 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Sales and other operating revenues	$10,247	$10,206	$13,157
Net income	474	353	1,320
Diluted earnings per share	1.44	1.07	4.00
Weighted average diluted share count	327	327	329
EBITDA (a)	1,131	792	2,020

Excluding Identified Items(a)

Net income excluding identified items	$822	$427	$1,320
Diluted earnings per share excluding identified items	2.50	1.29	4.00
Impairment, pre-tax	252	—	—
Refinery exit costs, pre-tax	124	95	—
EBITDA excluding identified items	1,452	865	2,020
(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of non-GAAP financial measures and Tables 2-9 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market (“LCM”), impairments and refinery exit costs. Cash conversion is net cash provided by operating activities divided by EBITDA excluding LCM and impairment. Return on invested capital is income from continuing operations divided by two-year average of invested capital.
(b) Reflects a 2022 year-end asset portfolio with 2013-2022 historical average margins and operating rates and the company's strategic initiatives.

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2023 of $474 million, or $1.44 per diluted share. During the quarter, the company recognized identified items of $348 million, net of tax. These items, which impacted first quarter earnings by $1.06 per share, included a non-cash goodwill impairment related to our Advanced Polymers Solutions segment and costs incurred from plans to exit the refining business. First quarter 2023 EBITDA was $1.1 billion, or $1.5 billion excluding identified items.

Global olefins and polyolefins margins increased during the first quarter driven by lower ethane cost in the U.S., lower energy costs and moderately improving global demand. LyondellBasell increased global operating rates to align with market conditions. Steady demand for fuels continued to support strong oxyfuels and refining margins.

In the first quarter, LyondellBasell generated $482 million in cash from operating activities and ended the quarter with $5.8 billion in available liquidity. The company remains committed to a disciplined approach to capital allocation. During the first quarter, approximately $350 million was reinvested in the business and $460 million was returned to shareholders through dividends and share repurchases. Over the past twelve months, the company returned 107% of free cash flow(c) to shareholders.

At its Capital Markets Day (CMD) in March, LyondellBasell launched a new strategy targeting net income of $6.3 billion and $10 billion of normalized EBITDA by 2027. Prior to the CMD, the company announced several acquisitions and partnerships in line with its new strategy to meet the increasing need from customers and society for sustainable solutions. In less than a year since signing its first power purchase agreement, LyondellBasell achieved 70% of its target to procure at least 50% of its global electricity from renewable sources by 2030.

“We are rapidly advancing our strategy to create significant value by building a profitable Circular & Low Carbon Solutions business and establishing LyondellBasell as the industry leader in sustainability,” said Peter Vanacker, LyondellBasell Chief Executive Officer.

OUTLOOK
In the near-term, the company expects typical seasonal trends to drive modest improvement in global demand. Increased summer demand for transportation fuels should provide support for oxyfuels and refining margins. Delays in the start of North American polyethylene capacity additions across the industry are expected to reduce new market supply and support polyethylene margins. During the second quarter, LyondellBasell expects to operate Intermediates & Derivatives assets at 80% and modestly increase global olefins and polyolefins operating rates to 85% to match the market outlook. The company remains watchful for the effects of changes in global monetary policies and improving economic conditions in China on petrochemical markets during the second half of 2023.

“LyondellBasell remains focused on delivering our strategy to grow and upgrade our core businesses, build a profitable Circular & Low Carbon Solutions business and step up our performance and culture. We believe the combination of these strategic moves will capture significant value by positioning LyondellBasell as the leading investment in our industry with a more profitable and sustainable growth engine,” said Vanacker.

(c) Free cash flow is net cash provided by operating activities less capital expenditures.

CONFERENCE CALL
LyondellBasell will host a conference call April 28 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Michael McMurray, Executive Vice President of Global Olefins and Polyolefins Ken Lane, Executive Vice President of Intermediates and Derivatives and Refining Kim Foley, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. ET April 28 until May 28. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13735436.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producer of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our value enhancement program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions and our ability to align our assets with our core; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; the successful shut down and closure of the Houston Refinery, including within the expected timeframe; our ability to successfully implement initiatives identified pursuant to our value enhancement program and generate anticipated earnings; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2022, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

This release contains time sensitive information that is accurate only as of the date hereof. Information contained in this release is unaudited and is subject to change. We undertake no obligation to update the information presented herein except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market" (“LCM”), impairment and refinery exit costs. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. In April 2022 we announced our decision to cease operation of our Houston Refinery no later than the end of 2023. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs.

Normalized EBITDA is EBITDA assuming portfolio normalizations including benefits associated with the following strategic initiatives: Grow & Upgrade the Core, Build a Profitable Circular & Low Carbon Solutions Business and Step Up Performance & Culture. Portfolio normalizations reflect a 2022 year-end asset portfolio with 2013-2022 historical average margins and operating rates.

Cash conversion and free cash flow are measures commonly used by investors to evaluate liquidity. For purposes of this presentation, cash conversion equals net cash provided by operating activities divided by EBITDA excluding LCM and impairment. Free cash flow means net cash provided by operating activities minus capital expenditures.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

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Source: LyondellBasell Industries

Media Contact: Kimberly Windon +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended
Millions of U.S. dollars	March 31, 2023	December 31, 2022	March 31, 2022
Net income	$474	$353	$1,320
add: Identified items
Impairment, after-tax (a)	252	—	—
Refinery exit costs, after-tax (b)	96	74	—
Net income excluding identified items	$822	$427	$1,320

Net income	$474	$353	$1,320
Loss from discontinued operations, net of tax	1	2	1
Income from continuing operations	475	355	1,321
Provision for income taxes	167	34	316
Depreciation and amortization (c)	396	334	311
Interest expense, net	93	69	72
add: Identified items
Impairment (a)	252	—	—
Refinery exit costs (d)	69	73	—
EBITDA excluding identified items	1,452	865	2,020
less: Identified items
Impairment (a)	(252)	—	—
Refinery exit costs (d)	(69)	(73)	—
EBITDA	$1,131	$792	$2,020

(a) The first quarter of 2023 reflects a non-cash goodwill impairment charge in our Advanced Polymers Solutions segment.
(b) Refinery exit costs, after-tax, include accelerated lease amortization costs of $40 million and $43 million, personnel related costs of $12 million and $12 million, accretion of asset retirement obligations of $1 million and $2 million, and depreciation of asset retirement costs of $43 million and $17 million, for the three months ended March 31, 2023 and December 31, 2022, respectively.
(c) Depreciation and amortization includes depreciation of asset retirement costs of $55 million and $22 million expensed during the three months ended March 31, 2023 and December 31, 2022, respectively, in connection with exiting the Refining business.
(d) Refinery exit costs, include accelerated lease amortization costs of $51 million and $55 million, personnel related costs of $16 million and $16 million, and accretion of asset retirement obligations of $2 million and $2 million, during the three months ended March 31, 2023 and December 31, 2022, respectively.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Diluted earnings per share	$1.44	$1.07	$4.00

Add: Identified items:
Impairment	0.77	—	—
Refinery exit costs	0.29	0.22	—

Diluted earnings per share excluding identified items	$2.50	$1.29	$4.00

Table 4 - Reconciliation of Net Cash Provided by Operating Activities to EBITDA Including and Excluding LCM and Impairment
	Year Ended	Three Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2023
Net cash provided by operating activities	$6,119	$1,502	$482	$5,099
Adjustments:
Depreciation and amortization	(1,267)	(311)	(396)	(1,352)
Impairments (a)	(69)	—	(252)	(321)
Amortization of debt-related costs	(14)	(4)	(3)	(13)
Share-based compensation	(70)	(18)	(24)	(76)
Equity loss, net of distributions of earnings	(344)	(5)	(5)	(344)
Deferred income tax provision	(369)	(137)	(6)	(238)
Changes in assets and liabilities that used (provided) cash:
Accounts receivable	(1,005)	629	279	(1,355)
Inventories	91	117	319	293
Accounts payable	464	(724)	(40)	1,148
Other, net	353	271	120	202
Net income	3,889	1,320	474	3,043
Loss from discontinued operations, net of tax	5	1	1	5
Income from continuing operations	3,894	1,321	475	3,048
Provision for income taxes	882	316	167	733
Depreciation and amortization	1,267	311	396	1,352
Interest expense, net	258	72	93	279
add: LCM charges	—	—	—	—
add: Impairments (a)	69	—	252	321
EBITDA excluding LCM and impairment	6,370	2,020	1,383	5,733
less: LCM charges	—	—	—	—
less: Impairments (a)	(69)	—	(252)	(321)
EBITDA	$6,301	$2,020	$1,131	$5,412

(a) Reflects impairment charges related to the sale of our polypropylene manufacturing facility in Australia, recognized in 2022 and a goodwill impairment charge in our Advanced Polymers Solutions segment, recognized in the first quarter of 2023.
Note: Last twelve months March 31, 2023 is calculated as year ended December 31, 2022 plus three months ended March 31, 2023, minus three months ended March 31, 2022.

Table 5 - Calculation of Cash Conversion
	Year Ended	Three Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2023
Net cash provided by operating activities	$6,119	$1,502	$482	$5,099
Divided by:
EBITDA excluding LCM and impairment (a)	6,370	2,020	1,383	5,733
Cash conversion (b)	96%	74%	35%	89%

(a) See Table 4 for a reconciliation of net cash provided by operating activities to EBITDA including and excluding LCM and impairment.
(b) Cash conversion is the ratio of net cash provided by operating activities to EBITDA excluding LCM and impairment.
Note: Last twelve months March 31, 2023 is calculated as year ended December 31, 2022 plus three months ended March 31, 2023, minus three months ended March 31, 2022.

Table 6 - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Calculation of Shareholder Returns as a Percentage of Free Cash Flow
	Year Ended	Three Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2023
Dividends - common stock	$1,542	$371	$389	$1,560
Special dividends - common stock	1,704	—	—	1,704
Repurchase of Company ordinary shares	420	217	70	273
Dividends and share repurchases	3,666	588	459	3,537
Divided by:
Net cash provided by operating activities	6,119	1,502	482	5,099
Less:
Capital expenditures	1,890	446	352	1,796
Free cash flow	$4,229	$1,056	$130	$3,303

Shareholder returns as a percentage of free cash flow				107%

Note: Last twelve months March 31, 2023 is calculated as year ended December 31, 2022 plus three months ended March 31, 2023, minus three months ended March 31, 2022.

Table 7 - Reconciliation of Net Income to Normalized EBITDA

Millions of U.S. dollars	2027
Net income	$6,260
Provision for income taxes	1,565
Depreciation and amortization	1,650
Interest expense, net	525
Normalized EBITDA (a)	$10,000

(a) Reflects a 2022 year-end asset portfolio with 2013-2022 historical average margins and operating rates and the company’s strategic initiatives.

Table 8 - Calculation of Return on Invested Capital
		Three Months Ended				Last Twelve Months
Millions of U.S. dollars	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Income from continuing operations		$1,645	$573	$355	$475	$3,048

Divided by:
Average invested capital:
Shareholders’ equity	12,698				12,721
Long-term debt	11,175				10,601
Long-term operating lease liabilities	1,610				1,507
Current operating lease liabilities	334				350
Current debt:
Current maturities of long-term debt	8				432
Short-term debt	141				343
Invested capital	$25,966				$25,954

2-Yr average invested capital						$25,960
Return on average invested capital (a)						12%

(a) Effective beginning the first quarter of 2023, we revised our calculation of return on invested capital. Return on invested capital is income from continuing operations divided by a two-year average of invested capital. We previously calculated Return on invested capital as income from continuing operations, adjusted for interest expense, net of tax and items affecting comparability between periods divided by a two-year average of invested capital adjusted for items affecting comparability. The change was made to streamline reporting around this metric.
Note: Last twelve months March 31, 2023 is calculated as the sum of the quarters ended June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023.

Table 9 - Calculation of Cash and Liquid Investments and Total Liquidity
Millions of U.S. dollars	March 31, 2023	December 31, 2022
Cash and cash equivalents and restricted cash	$1,804	$2,156
Short-term investments	—	—
Cash and liquid investments	1,804	2,156

Availability under Senior Revolving Credit Facility	3,050	3,050
Availability under U.S. Receivables Facility	900	794
Total liquidity	$5,754	$6,000